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Exhibit 5.1

Tyco Electronics Ltd. Rheinstrasse 20 CH-8200 Schaffhausen Switzerland Zurich, 13 December 2010

Registration Statement on Form S-3 of Tyco Electronics Ltd. (the "Company")

Dear Sir or Madam

        This opinion is being rendered at the request of the Company in connection with the Company's Registration Statement on Form S-3 that is being filed with the U.S. Securities and Exchange Commission on the date hereof (the "Registration Statement") relating to the registration under the U.S. Securities Act of 1933, as amended (the "Securities Act"), of 127,302 registered shares, par value CHF 1.55 per share, of the Company (the "Common Shares") that may be issued pursuant to options assumed by the Company (the "Assumed Awards") under the Agreement and Plan of Merger, dated as of July 12, 2010, as amended, among the Company, Tyco Electronics Minnesota, Inc. and ADC Telecommunications, Inc.

        We have not investigated the laws of any jurisdiction other than Switzerland, and do not express an opinion on the laws of any jurisdiction other than Switzerland. We have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion, including a certified extract, dated 7 December 2010, of the Commercial Register of the Canton of Schaffhausen, Switzerland (the "Commercial Register") in relation to the Company, the Company's articles of association dated 7 December 2010 (the "Articles"), and the documents and confirmations we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

        In so doing, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all the documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. We assume no obligation to advise you of any changes to this opinion that may come to our attention after the date hereof. Further, we assume that if any Common Shares will be issued and delivered under Assumed Awards, they will either be issued from existing Common Shares held as treasury shares or be issued (i) by way of an ordinary share capital increase in accordance with articles 650 et. seq. of the Swiss Code of Obligations ("CO") and the Articles, (ii) out of authorized share capital in accordance with articles 651 et seq. CO and the Articles, in particular Article 5, or (iii) out of conditional share capital in accordance with articles 653 et. seq. CO and the Articles, in particular Article 6. This opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

        Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion that the Common Shares will be, when issued and delivered in accordance with the terms and conditions of the Assumed Awards, validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Yours faithfully,

/s/ Bär & Karrer AG

Bär & Karrer AG

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  Exhibit 5.1
Registration Statement on Form S-3 of Tyco Electronics Ltd. (the "Company")